Exhibit 2.1

AMENDMENT TO WARRANT AGREEMENT

This Amendment to Warrant Agreement (this “Amendment Agreement”) is made as of January 10, 2014 by and between Prime Acquisition Corp., a Cayman Islands company (the “Company”), and American Stock Transfer & Trust Company (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement dated as of March 24, 2011 (the “Warrant Agreement”) entered into in connection with the Company’s initial public offering;

WHEREAS, the Company wishes to reduce the exercise price of the Warrants (as defined in the Warrant Agreement, from $7.50 to $5.00 and to extend the life of the warrants from March 30 2016 until March 30, 2018;

WHEREAS, Section 18 of the Warrant Agreement provides that the Company and the Warrant Agent may make any provision in regard to matters or questions arising under the Warrant Agreement that do not adversely affect the interests of the holders of Warrants;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein. Capitalized terms not defined herein shall have the meanings set forth in the Warrant Agreement.

1. Reduction in Warrant Price. Section 6.1(a) is hereby amended such that the “$7.50” contained in that section is deleted and replaced with “$5.00”.

2. Extension of Exercise Period. The text of Section 6.1(c) is hereby deleted in its entirety and replaced with the following:

“The “Warrant Exercise Period” for all Warrants commences (subject to Section 6.4 below) on the later of: (A) the date that is 12 months from the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the “ Effective Date “) or (B) the date on which the Company completes its Initial Business Combination, and ends on the earlier of: (A) the date that is seven years from the Effective Date or (B) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6.2 below.”

3. Miscellaneous.

a. Governing Law. The laws of the State of New York govern this Agreement and each Warrant Certificate issued hereunder without regard to conflicts of laws principles. The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

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b. Binding Effect. This Amendment Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

c. Entire Agreement. This Amendment Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment Agreement, provisions of the Warrant Agreement which are not inconsistent with this Amendment Agreement shall remain in full force and effect.

d. Counterparts. This Amendment Agreement may be executed in counterparts.

e. Severability. This Amendment Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable

IN WITNESS WHEREOF, the parties hereto have executed this Warrant Clarification Agreement as of the date first written above.

PRIME ACQUISITION CORP.

By: /s/ Marco Prete
Name: Marco Prete
Title: CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY

By: /s/ Michael A. NeSpoli
Name: Michael A. NeSpoli
Title: Executive Director

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